EXHIBIT 99.1

Israel secures rights to stockpile and reserve doses of LUNAR-COV19 for its citizens

Israel is the second country to reserve supply of LUNAR-COV19

SAN DIEGO, July 23, 2020 (GLOBE NEWSWIRE) -- Arcturus Therapeutics Holdings Inc. (the “Company”, “Arcturus”, Nasdaq: ARCT), a leading clinical-stage messenger RNA medicines company focused on the discovery, development and commercialization of therapeutics for rare diseases and vaccines, today announced a binding term sheet with the Israeli Ministry of Health to supply the Company’s COVID-19 vaccine candidate, LUNAR-COV19. The parties intend to finalize a comprehensive supply agreement within 30 days.

“We are very pleased to support Israel’s vaccination strategy by agreeing to supply our novel self-replicating STARR™ mRNA vaccine candidate. The Arcturus team is working diligently to advance LUNAR-COV19 through clinical development and continues to scale up manufacture for the doses required for global distribution,” said Joseph Payne, President & CEO of Arcturus.

Delivery to Israel of doses of Arcturus’ COVID-19 vaccine candidate is contingent upon achievement of near term clinical and regulatory milestones and other conditions to be set forth in the definitive supply agreement. The government of Israel is responsible for distributing the vaccine to its citizens subject to approval by their Ministry of Health.

The Israeli Ministry of Health is the second government authority to reserve doses of LUNAR-COV19. Arcturus previously announced its partnership with Duke-NUS in Singapore, in which the Company recently received Clinical Trial Application (CTA) approval to proceed with a Phase 1/2 trial.

Arcturus continues to scale up manufacturing to potentially produce hundreds of millions of doses across 2020 and 2021. For more information about rights and access to Arcturus’ COVID-19 vaccine candidate, LUNAR-COV19, please contact Arcturus by email at Vax@ArcturusRx.com.

About STARR™ Technology
The STARR™ Technology platform combines self-replicating RNA with LUNAR®, a proprietary nanoparticle delivery system, into a single solution to produce proteins inside the human body. The versatility of the STARR™ Technology affords its ability upon delivery into the cell to generate a protective immune response or drive therapeutic protein expression to potentially prevent against or treat a variety of diseases. The self-replicating RNA-based therapeutic vaccine triggers rapid and prolonged antigen expression within host cells resulting in protective immunity against infectious pathogens. This combination of the LUNAR® and STARR™ technology is expected to provide lower dose requirements due to superior immune response, sustained protein expression compared to non-self-replicating RNA-based vaccines and potentially enable us to produce vaccines more quickly and simply.

About Arcturus Therapeutics
Founded in 2013 and based in San Diego, California, Arcturus Therapeutics Holdings Inc. (Nasdaq: ARCT) is a clinical-stage mRNA medicines and vaccines company with enabling technologies: (i) LUNAR® lipid-mediated delivery, (ii) STARR™ mRNA Technology and (iii) mRNA drug substance along with drug product manufacturing expertise. Arcturus’ diverse pipeline of RNA therapeutic candidates includes programs to potentially treat Ornithine Transcarbamylase (OTC) Deficiency, Cystic Fibrosis, Glycogen Storage Disease Type 3, Hepatitis B, non-alcoholic steatohepatitis (NASH) and a self-replicating mRNA vaccine for SARS-CoV-2. Arcturus’ versatile RNA therapeutics platforms can be applied toward multiple types of nucleic acid medicines including messenger RNA, small interfering RNA, replicon RNA, antisense RNA, microRNA, DNA, and gene editing therapeutics. Arcturus’ technologies are covered by its extensive patent portfolio (192 patents and patent applications, issued in the U.S., Europe, Japan, China and other countries). Arcturus’ commitment to the development of novel RNA therapeutics has led to collaborations with Janssen Pharmaceuticals, Inc., part of the Janssen Pharmaceutical Companies of Johnson & Johnson, Ultragenyx Pharmaceutical, Inc., Takeda Pharmaceutical Company Limited, CureVac AG, Synthetic Genomics Inc., Duke-NUS, Catalent Inc., and the Cystic Fibrosis Foundation. For more information visit www.ArcturusRx.com.

Forward Looking Statements
This press release contains forward-looking statements that involve substantial risks and uncertainties for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Any statements, other than statements of historical fact included in this press release, including those regarding the Company’s expected performance, the Company’s development of any specific novel mRNA therapeutics, the Company’s efforts to develop a vaccine against COVID-19, and therapeutic potential thereof, based on the Company’s mRNA therapeutics, the ability of the Company to scale up manufacturing of vaccine doses, the timing of the entry into a supply agreement with the State of Israel , the actual entry into a supply agreement with the State of Israel, the expected terms and conditions of the supply agreement with the State of Israel, approval of the vaccine against COVID-19 by the Ministry of Health in Israel and the impact of general business and economic conditions are forward-looking statements. Arcturus may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in any forward-looking statements such as the foregoing and you should not place undue reliance on such forward-looking statements. Such statements are based on management’s current expectations and involve risks and uncertainties, including those discussed under the heading "Risk Factors" in Arcturus’ Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on March 16, 2020 and in subsequent filings with, or submissions to, the SEC. No assurances can be given that any results reported in pre-clinical studies can be replicated in further studies or in human beings, or that a vaccine can or will ever be developed or approved using the Company’s technology. Except as otherwise required by law, Arcturus disclaims any intention or obligation to update or revise any forward-looking statements, which speak only as of the date they were made, whether as a result of new information, future events or circumstances or otherwise.

Contact
Arcturus Therapeutics
Neda Safarzadeh
(858) 900-2682
IR@ArcturusRx.com

Kendall Investor Relations
Carlo Tanzi, Ph.D.
(617) 914-0008
ctanzi@kendallir.com